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                                                                      EXHIBIT 11

                            RTW, INC. AND SUBSIDIARY
    STATEMENT REGARDING COMPUTATION OF BASIC AND DILUTED NET INCOME PER SHARE

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

                                                                      FOR THE THREE MONTHS ENDED:
                                                                     -----------------------------    YEAR-TO-DATE
                                                                     MARCH 31, 2004  JUNE 30, 2004    JUNE 30, 2004
                                                                     --------------  -------------    -------------
BASIC WEIGHTED AVERAGE SHARES OUTSTANDING                               5,127,837       5,236,480       5,182,159

STOCK OPTIONS
     Options at $ 9.50                                                          -               -               -
     Options at $ 8.75                                                          -               -               -
     Options at $ 6.18                                                         26             710             368
     Options at $ 6.00                                                        701           7,507           4,104
     Options at $ 5.33                                                        262             334             298
     Options at $ 4.50                                                      1,234           1,378           1,306
     Options at $ 3.80                                                      9,677          10,355          10,016
     Options at $ 3.13                                                      6,190           6,469           6,330
     Options at $ 2.60                                                      9,581           9,887           9,734
     Options at $ 2.42                                                     36,846           1,448          19,147
     Options at $ 2.20                                                     12,903          13,217          13,060
     Options at $ 2.19                                                     91,036          71,931          81,484
     Options at $ 2.00                                                      1,694             209             952
     Options at $ 1.98                                                    112,602         111,682         112,141
                                                                       ----------      ----------      ----------
DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING                             5,410,589       5,471,607       5,441,099
                                                                       ==========      ==========      ==========
NET INCOME ($000'S)                                                    $      930      $      943      $    1,873
NET INCOME PER SHARE:
     BASIC INCOME PER SHARE                                            $     0.18      $     0.18      $     0.36
     DILUTED INCOME PER SHARE                                          $     0.17      $     0.17      $     0.34
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